Exhibit 99.1

December 10, 2008

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Reporters May Contact:

Tony Allen, Bank of America, 1.302.432.1195

tony.allen@bankofamerica.com

Bruce Hammonds Retires as Head of Bank of America Global Card Services

Ric Struthers to succeed him

CHARLOTTE – Bank of America Corp. today announced that Bruce L. Hammonds, President of Bank of America Global Card Services, will retire effective at the end of the year.

The company has named Ric Struthers, Consumer Credit Risk executive, to succeed Hammonds leading the Wilmington, Del.-based unit composed of credit card and unsecured lending beginning on Jan. 1, 2009.

“Bruce Hammonds has been one of our most valuable executives since he joined Bank of America as the result of the acquisition of MBNA,” said Ken Lewis, Bank of America chairman and chief executive officer. “We have all marveled at his coolness under fire; his incredible knowledge of the credit card industry and his quiet but effective way of communicating with associates, customers and investors. We will miss him.”

Hammonds, 60, is retiring after 40 years in financial services. “I am very fortunate to have had a long career in this business and to have had the opportunity to work with so many outstanding people along the way,” said Hammonds. “Working with Ken and his leadership team and so many exceptional Bank of America teammates was an incredible way to end my career. I could not be more proud of my time at this company and all we have accomplished together.”

Hammonds oversees the largest credit card portfolio in the world, serving more than 70 million customers. He is also responsible for the company’s unsecured lending and international card businesses. In total, he is responsible for more than $230 billion in managed loans around the world.

Hammonds was a founding member of the management team that established MBNA in 1982. He joined Bank of America in January 2006 after serving as president and chief executive officer of the MBNA Corporation.

Struthers, 53, has been the Consumer Credit Risk executive at Bank of America since May 2008. Struthers was also a founding member of the management team that established

MBNA in 1982. He served as the Executive Vice Chairman for MBNA America Bank, responsible for the International and Consumer Finance businesses from 2003 to 2006. After the acquisition, Struthers was the Card Services Operations executive until June 2007. In that role, he was responsible for multiple operations. He later served as the North America Card Services executive immediately prior to assuming his current role. In that role, he had responsibility for affinity management, portfolio acquisition, franchise sales, consumer lending and marketing operations for the US and Canada credit card portfolios.

Struthers graduated from Penn State University and the Retail School of Banking at the University of Virginia. Struthers serves on the board of directors of Emmaus House and the Second Mile. He is also Chairman of the Delaware State Chamber of Commerce and a member and past chair of the Smeal Business School Board of Visitors at Penn State.

Commenting on Struthers’ appointment, Lewis said, “Like Bruce, Ric was also a founder of MBNA and brings decades of experience to our credit card business. He is a straight-forward, results-oriented executive whose success in this business is well-regarded in the US and internationally.” Lewis added, “As the Consumer Credit Risk executive for the company and with his experience in the credit card business, he is an ideal choice for leading the card operation in this challenging environment.”

Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 59 million consumer and small business relationships with more than 6,100 retail banking offices, more than 18,500 ATMs and award-winning online banking with more than 25 million active users. Bank of America offers industry leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries and has relationships with 99 percent of the U.S. Fortune 500 companies and 83 percent of the Fortune Global 500. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange. http://www.bankofamerica.com/